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                                                                    Exhibit 10.3
                                                                           Final
                         BILLING AND COLLECTION SERVICES
                               OPERATING AGREEMENT

     This Billing and Collection Services Operating Agreement ("Agreement"), dated as of February 4, 2002 is between Cincinnati Bell Telephone Company ("CBT") and CBD Media, Inc. ("Purchaser"), a Delaware corporation.

     WHEREAS, Broadwing Inc. ("Parent"), parent of CBT, Cincinnati Bell Directory Inc., a wholly owned subsidiary of Parent, and Purchaser have entered into the Asset Purchase Agreement, dated as of the date hereof (the "Asset Purchase Agreement"), pursuant to which Purchaser has agreed to purchase the assets used by Parent and CBT to operate the Business (as defined in the Asset Purchase Agreement), subject to the terms and conditions contained in the Asset Purchase Agreement; and

     WHEREAS, CBT is willing to provide to Purchaser, under the "Cincinnati Bell" brand, certain services in connection with the printed and electronic directories published by Purchaser, and any other mutually agreeable products or services sold by Purchaser; and

     WHEREAS, Purchaser desires to purchase such services.

     NOW, THEREFORE, in consideration of the terms and conditions contained herein, CBT and Purchaser hereby covenant and mutually agree as follows:

Section 1.  Term and Termination.

1.1 This Agreement will be effective on the Closing Date (as defined in the Asset Purchase Agreement) and, unless terminated earlier as provided herein, will remain in effect for an initial term of ten (10) years. Thereafter, this Agreement will renew automatically for an additional ten
     (10) year period on the same terms and conditions in effect on the last day of the then-current term, unless Purchaser gives written notice of termination to CBT at least 60 days prior to the end of the initial term.

1.2 Notwithstanding the foregoing, either party may terminate this Agreement if the other party is in material breach of this Agreement and such breach remains uncured for 60 days after written notice of such breach has been given to the breaching party.

1.3 Notwithstanding anything in this Agreement to the contrary, this Agreement shall automatically terminate, and the obligations of the parties shall immediately cease, upon the termination of the Asset Purchase Agreement in accordance with Section 7.01 thereof.

Section 2.  Services Provided and Representations Made By CBT.

2.1 The services to be provided by CBT and received by Purchaser pursuant to this Agreement are related to the billing of, and collection of fees from, Purchaser's customers in the conduct of the Business ("Customer(s)"), as more fully set forth in Appendix A, to which additions may be made by mutual agreement of the parties from time to time as new billing and collection related services are developed or selected by Purchaser (collectively, the "Services"). During the term of this Agreement (including the renewal term), CBT agrees that it shall not provide services similar to

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     the Services to any competitor of Purchaser.

2.2 In addition to the foregoing, CBT shall furnish to Purchaser, in a format mutually agreeable to the parties, billing name and address information for CBT's directory customers.

2.3 All Services shall be provided by CBT in accordance with the Service Level requirements ("SLA") set forth on Appendix B attached hereto and made a part hereof. In the event CBT fails to meet any SLA, Purchaser shall be entitled to a credit in the amount set forth on Appendix B.

2.4 In the performance of all collection Services, CBT acknowledges and agrees that it acting in a fiduciary capacity for Purchaser, and CBT shall have no right or authority to compromise, settle or in any other way limit Purchaser's claim or causes of action with respect to any Customer provided Purchaser is current with all charges from CBT.

2.5 All amounts collected hereunder for Purchaser (including all late fees associated with a Customer) shall be handled in accordance with the Settlement Procedures set forth in Appendix E, and shall be transferred via ACH transaction on a daily basis one day in arrears to a bank account designated by Purchaser (the "Account"). CBT shall have no authority to pay or release any funds to any person or entity other than Purchaser.

2.6 CBT shall not, and shall not allow any person or entity to, create any lien, encumbrance, or security interest in or on the Account.

2.7 CBT will provide Purchaser with regular monthly reports, to be delivered no later than the tenth (10/th/) business day after the end of the month, in a format reasonably requested by Purchaser, containing all information Purchaser may reasonably require in order to track the performance of the Services, including but not limited to SLA statistics and collections.

2.8 CBT warrants that it shall perform the Services in compliance with all applicable local, state and federal laws, rules and regulations, including without limitation, policies and laws related to spamming, privacy, and consumer protection.

2.9 CBT represents that it has the requisite corporate authority to enter into this Agreement and to perform it obligations hereunder, and that there are no outstanding rights, agreements, grants, encumbrances, obligations or restrictions that would prevent CBT from performing its obligations under the terms of this Agreement.

2.10 CBT represents that the Services, and any materials used by CBT in fulfilling its obligations under this Agreement,: (i) do not now and will not infringe upon or violate any copyright, patent, trade secret, contract right or other third party right, (ii) do not now and will not violate any federal, state, or local law or regulation.

2.11 CBT warrants that it will perform the Services in a professional, competent, and timely manner by appropriately qualified personnel in sufficient quantity and in accordance with generally accepted industry standards.

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2.12 CBT warrants that it shall not, directly or indirectly, by or for itself, as the agent of another, or through others as an agent in any way solicit or induce, or attempt to solicit or induce, any employee of Purchaser to leave Purchaser's employ or otherwise interfere with such employment relationship during the term of this Agreement and for a period of one (1) year following the termination or expiration of this Agreement.

Section 3.  Customer Information

3.1 For purposes hereof, "Purchaser Customer Information" means all personally identifiable information of a Customer, including, but not limited to, name, address, telephone number, e-mail address, credit card information, gender, products or services requested or listed, and transaction history, together with all aggregated or generated data, compilations, summaries, and other similar collections of such information for the purpose of Directory Services.

3.2 The parties agree that Purchaser exclusively and solely owns all Purchaser Customer Information, and all intellectual property rights relating thereto shall be solely and exclusively held by Purchaser or any nominee thereof. At the request of Purchaser, CBT shall deliver to Purchaser, in mutually agreeable electronic and/or hard copy format, all Purchaser Confidential Information.

3.3 CBT shall treat all Purchaser Customer Information in strict accordance with Purchaser's privacy policies as provided or made accessible to CBT, including any amendments thereto. Without limiting any other warranty or obligation of CBT under this Agreement, during the term and thereafter in perpetuity, CBT shall not gather, store, use, disclose, distribute, sell, share, lease, , rent or otherwise transfer any Purchaser Customer Information in any manner, except as expressly provided in this Agreement or as CBT may be expressly directed in advance in writing by Purchaser.

3.4 All Purchaser Customer Information and other data associated with the invoicing of Purchaser's billing records shall be maintained by CBT for the period described in clauses a, b or c below, whichever is greater.

     a. The retention time required by law for maintaining federal, state and local tax information.

     b. The retention time required by law or regulation in order to substantiate or reconstruct an end user invoice.

     c. The retention time currently used by CBT, for its own billing information, in compliance with legal or regulatory rulings.

Section 4.  Charges and Payments.

4.1 In full consideration of the Services, Purchaser shall pay CBT the amounts set forth on Appendix C, attached hereto. After December 31, 2002, such fees may be increased by CBT not more than once annually, and in no event may CBT increase its charges in any year more than the CPI for the year immediately preceding such year. As used herein, "CPI" will mean the Consumer Price Index for Cincinnati, Ohio (CPI-U), U.S. City Average, All Items (1984 = 100) for January of each year.

4.2 Upon request from Purchaser, CBT shall, at no additional charge, work with Purchaser in projecting all relevant charges related to this Agreement. The purpose of these projected charges

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     is to enable Purchaser and CBT to estimate the total charges to be incurred under this Agreement, including programming charges, uncollectibles, taxes, and transmission costs. Projected charges shall be based on Purchaser's volume estimates and the parties' respective good faith estimates, and shall not constitute a warranty or representation of actual charges.

4.3 Charges for services rendered hereunder shall be evidenced by monthly invoices from CBT to Purchaser. Purchaser shall pay all undisputed amounts to CBT within thirty (30) days of Purchaser's receipt of such invoice. Purchaser shall only dispute amounts due hereunder in good faith.

4.4 Within ten (10) business days of the end of every calendar month during the term, CBT will issue a written report to Purchaser, in the form reasonably requested by Purchaser, verifying all amounts payable to Purchaser by Customers, all amounts actually received from Customers, and all adjustments made (both positive and negative) on a Customer account; provided that CBT acknowledges and agrees that it has no right or authority to make any adjustments to any Customer account unless authorized in writing by Purchaser or under Purchaser's written guidelines. After review of such report, Purchaser shall issue a written settlement letter relating to the month just ended.

Section 5.  Nondisclosure Agreement.

5.1 The terms and conditions of this Agreement and all documentation, technical information and business information in whatever form received by either party from the other in connection with this Agreement and which is marked with a proprietary or confidential legend or transmitted orally and identified as confidential contemporaneously with its disclosure (except for Purchaser Customer Information, which shall for all purposes be deemed to be confidential and proprietary) shall be deemed the proprietary and confidential information (collectively, "Confidential Information") of the disclosing party and shall be used by the other party only in accordance with and for the performance of this Agreement.

5.2  With respect to all Confidential Information, the receiving party shall:

     a.  Receive and hold the Confidential Information in confidence;

     b. Restrict disclosure of Confidential Information solely to those employees with a need to know such information in connection with the performance of this Agreement and not make any further use or disclosure of such information without the prior written permission of the disclosing party;

     c. Advise those employees given access to the Confidential Information of their obligations with respect to such information, and cause such employees to hold such information in confidence; and

     d. Not copy or reproduce any of the Confidential Information except to the extent necessary to perform under this Agreement.

5.3. The receiving party shall have no obligation to preserve the proprietary nature of any information which was previously or becomes known to it free from any obligation to keep such information confidential; is independently developed by it without reference to the other party's confidential

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     information; or is disclosed to third parties by the disclosing party without restriction.

5.4. All Confidential Information disclosed by either party to the other, whether in tangible or intangible form, shall, upon the request of the disclosing party, be returned or destroyed.

5.5. Except as specifically provided herein, nothing contained in this Agreement shall be construed as granting or confirming any rights by license or otherwise in any Confidential Information disclosed pursuant to this Agreement.

Section 6.  Audit.

6.1 CBT will, in accordance with generally accepted accounting principles and with this Agreement, prepare and maintain complete and accurate books of account and records (including the originals or copies of documents supporting entries in the books of account) covering all transactions relating to this Agreement. Purchaser or it's representatives may, not more than once per calendar year, during regular business hours with five (5) days prior notice, during the term hereof and for two (2) years thereafter, audit all books of account and records and examine and copy all documents and materials relating to this Agreement.

6.2 If any audit discloses that any CBT has either overcharged Purchaser for Services or underpaid Purchaser the fees collected from Customers, all such amounts shall be immediately paid to Purchaser, together with interest at a rate equal to one and a half percent (1 1/2% ) per month, or the maximum rate allowed by applicable law. If the discrepancy is ten percent (10%) or more, CBT will immediately reimburse Purchaser for the cost and expenses of the audit.

Section 7.  Taxes - Calculation of Billing

7.1 Purchaser shall be responsible for determining and advising CBT of taxes to be calculated, billed, and collected by CBT in connection with Purchaser's products and services. Notwithstanding the foregoing, upon Purchaser's request, CBT will calculate the amount of taxes to be billed on behalf of Purchaser, including without limitation, sales taxes, local school taxes and excise taxes.

7.2 CBT shall not be entitled to retain or receive from Purchaser any statutory fee or taxes, but shall remit any and all such fees and taxes promptly to the taxing authority in accordance with applicable law.

7.3 Unless CBT is calculating tax treatment on Purchaser's behalf under Section 7.1, Purchaser shall give CBT reasonable notice of tax billing changes, and CBT shall implement such changes as promptly as possible. Unless CBT is calculating tax treatment on Purchaser's behalf under Section 7.1, Purchaser shall hold CBT harmless from any liability arising out of CBT's implementation of tax billing changes requested by Purchaser.

Section 8.  Indemnification

8.1 CBT agrees to indemnify and hold harmless Purchaser and its officers, agents, directors and employees (each a "Purchaser Indemnified Party"), against any and all claims, actions, proceedings, penalties, expenses, damages, liabilities and losses (including any governmental investigations, complaints and actions) and reasonable attorneys' fees with respect thereto (collectively "Losses"), arising out of or in connection with any claim relating to the negligence,

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     fraud, or willful misconduct of CBT, its employees, contractors, or agents.

Section 9.  Miscellaneous.

9.1 Assignment. Neither party may assign any right, obligation or duty, in whole or in part, or of any other interest hereunder, without the written consent of the other party; provided, however, that Purchaser may assign this Agreement without CBT's consent to: (i) any entity which acquires all or substantially all of the stock or assets of Purchaser so long as said acquirer does not directly compete with CBT's business under the "Cincinnati Bell" brand as a local exchange carrier of telecommunications, a long distance provider, or wireless provider, or (ii) to Purchaser's lender or financing partners in the Asset Purchase Agreement. All obligations and duties of any party under this Agreement shall be binding on all successors in interest and assigns of such party.

9.2 Severability. In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable or illegal in any respect under the laws or regulations of any jurisdiction governing this Agreement, such unenforceability or illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such unenforceable or illegal provision or provisions had never been contained herein.

9.3 Independent Contractors. Each party shall perform its obligations hereunder as an independent contractor and not as the agent, employee or servant of the other party. Neither party, nor any person furnished by such party, shall be deemed employees, agents or servants of the other party or entitled to any benefits available under the plans for such other party's employees. Each party has and hereby retains the right to exercise full control of and supervision over its own performance of the obligations under this Agreement and retains full control over the employment, direction, compensation and discharge of all employees assisting in the performance of such obligations; each party shall be solely responsible for all matters relating to payment of such employees, including compliance with social security taxes, withholding taxes and all other regulations governing such matters, and each party shall be responsible for its own acts and those of its own subordinates, employees, agents and subcontractors during the performance of that party's obligations hereunder.

9.4 Amendments, Waivers. This Agreement may be amended only by written agreement signed by authorized representatives of both parties. No waiver of any provision of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the party against whom such waiver or consent is claimed, and no waiver of any provision on one occasion shall constitute a waiver on any subsequent occasion. No course of dealing or failure of any party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.

9.5 Entire Agreement. This Agreement, including the Appendices hereto, and the Asset Purchase Agreement, constitute the entire agreement between the parties and supersede all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings with respect to the subject matter hereof.

9.6 Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be conclusively deemed to have been received by a party hereto and to be effective if delivered personally to such party, or sent by telecopy or other electronic means (followed by written confirmation), or by overnight courier service, or by certified or registered mail, return receipt requested, postage prepaid, addressed to such party at the address

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     set forth below or to such other address as either party may give to the other in writing for such purpose. All notices will be effective upon receipt.

         To CBT:           Cincinnati Bell Telephone Company
                           209 West Seventh Street, 8th Floor
                           Cincinnati, Ohio 45202
                           Attn:  Vice President - Operator & Directory Services

         To Purchaser:     CBD Media, Inc.
                           _____________________
                           _____________________
                           Attn: _______________

         With a Copy to:   Scott Haber, Esq.
                           Latham & Watkins
                           505 Montgomery Street, Suite 1900
                           San Francisco, CA 94111-2562

9.7 No Third-Party Beneficiaries. This Agreement shall not provide any person not a party to this Agreement with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

9.8 Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Ohio, and the construction, interpretation and performance of this Agreement and all transactions hereunder shall be governed by the substantive law of such State.

9.9 Headings. The headings and numbering of sections and paragraphs in this Agreement are for convenience only and shall not be construed to define or limit any of the terms herein or affect the meaning or interpretation of this Agreement.

9.10 Force Majeure. Neither party shall be held liable for any delay or failure in performance of any part of this Agreement from acts of God, acts of civil or military authority, government regulations, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, flood, or power blackouts.

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     IN WITNESS WHEREOF, each party has caused this Agreement to be executed by a duly authorized officer as of the first date written above.

                                          CINCINNATI BELL TELEPHONE COMPANY


                                          By:      /s/  Richard G. Ellenberger
                                                 -------------------------------
                                                 Richard G. Ellenberger
                                          Title: President and Chief Executive
                                                 Officer


                                          CBD Media, Inc.


                                          By:        /s/  Brion B. Applegate
                                                 -------------------------------
                                                 Brion B. Applegate
                                          Title: President


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                                                                    Exhibit 10.3
                                   APPENDIX A

                         BILLING AND COLLECTION SERVICES

A.   BILL RENDERING AND CUSTOMER SUPPORT

1. CBT shall provide Bill Rendering to those directory customers designated by Purchaser. The rates for Bill Rendering vary depending whether the directory customer is an "established CBT account" or a "miscellaneous" account at the time bills are rendered. A "miscellaneous account" is any account created out of CBT's service order process rendered for the purpose of billing directory advertising charges, whether or not such customer is an established CBT account. An "established CBT account" is any CBT customer that is billed monthly for local telephone service provided by CBT. Bill Rendering includes the preparation and mailing of a statement of the amounts due from the directory customer for Purchaser's products or services. CBT also shall provide payment and remittance processing for all directory customers for which CBT provides Bill Rendering service. Payment and remittance processing is the process by which payments are received and applied to Purchaser's end user bill for services rendered.

2. Purchaser's total charges shall be presented and included in the invoice total page along with all other charges being billed by CBT. Adjustments to previous bills and explanations regarding specific charges may be presented on the invoice total page or in the "Other Credits and Charges" portion of the invoice.

3. CBT shall establish the customer accounts for all Purchaser billing records billable to such Purchaser accounts. CBT will bill Purchaser's customers on a monthly basis, once in connection with each issue of Purchaser's directory, or other method as Purchaser directs. If Purchaser requests CBT to bill customers on a basis other than monthly or once in connection with each issue of Purchaser's directory, additional charges may apply.

4. Rated billing records are required to provide Bill Rendering. Such billing records must be in CBT's standard format and delivered to the location specified by CBT. Purchaser-provided rated billing records must identify the customer account to be billed.

5. Rated billing records which CBT cannot bill for any reason shall be reviewed by CBT's accounts analysis group. Upon completion of the review, the billable billing records shall be posted and processed. Unbillable billing records shall be handled in accordance with mutually-determined procedures.

6. Purchaser billing record detail determined to be lost, damaged or destroyed as a result of Bill Rendering shall be recovered, if possible, by CBT. If the lost Purchaser detail cannot be recovered and CBT recorded the details, CBT shall estimate the billing records and associated revenues and bill the customer accordingly, subject to Purchaser's prior review and approval of the amount billed. If Purchaser detail cannot be recovered and Purchaser provided the detail, Purchaser shall be requested to re-supply the detail and CBT shall pay Purchaser for its time and materials to re-create such detail. If Purchaser cannot re-supply the detail, the extent of CBT's liability shall be determined based on the actual damages suffered by Purchaser. If Purchaser requests data that have previously been successfully provided by CBT, the data shall be re-provided to Purchaser at a reasonable charge, if available. If Purchaser supplies inaccurate data, then, at Purchaser's request, CBT will make

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     reasonable attempts to resolve the discrepancy. CBT will bill Purchaser for any additional costs reasonably incurred to resolve the discrepancy.

7. When CBT is notified that, due to its error or omission, incomplete Purchaser detail has been provided on Purchaser's purchase of accounts receivable statement, CBT shall make reasonable efforts to recover and provide Purchaser detail to Purchaser at no additional charge. Such request to recover Purchaser detail must be made within 30 days from the date Purchaser detail was initially made available by CBT. If the detail cannot be recovered, the extent of CBT's liability for damages shall be limited as set forth in the preceding paragraph.

8. If CBT finds, or is notified of, an error in billing to a directory customer, it shall use reasonable efforts to correct the error and bill the appropriate customer within the limits permitted by the laws of the state in which it provides the service. If CBT caused the error and CBT cannot bill the proper directory customer in a timely manner, the extent of CBT's liability for damages shall be the known amount misbilled or when the amount misbilled is unknown, the extent of CBT's liability shall be determined based on the actual direct damages suffered by Purchaser.

9. CBT will provide a customer service telephone number for use by Purchaser and Customers during CBT's normal customer service business hours The number will be staffed with personnel trained to answer fee payment, invoice and status questions.

10. CBT will promptly and professionally respond to all inquiries from Purchaser and Customers regarding fees, invoice and status questions. CBT will promptly refer inquiries not related to its duties under this Agreement to Purchaser.

11. CBT shall, at Purchaser's request and at a charge not to exceed the charge as currently applied for such services on the date of this Agreement, include with billings rendered approximately two (2) months prior to directory distributions, inquiry cards supplied by Purchaser soliciting assistance in directory delivery.

B.      ADDITIONAL RECORD PROCESSING

        If Purchaser desires CBT to process additional lines of billing (e.g., detail of published books, Internet advertising detail, etc.), Purchaser must order Additional Record Processing from CBT. Additional Record Processing for record billed services includes billing detail beyond the presentation of Purchaser's total charges on the invoice total page and the presentation of adjustments and explanations in the "Other Credits and Charges" portion of the invoice. CBT shall have sole authority to determine the total number of pages included in CBT's bills and reserves the right to limit its Additional Record Processing services accordingly.

C.   PURCHASER MESSAGING.

     If Purchaser has ordered Additional Record Processing and has paid the applicable fees set forth in Appendix D to have a separate page in CBT's bill devoted exclusively to Purchaser, CBT shall print messages for Purchaser on such separate page, as requested by Purchaser with reasonable notice to CBT. All such messages will be reasonably acceptable to CBT. Details of prices and specific requirements are set forth in Appendix D.

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D.   TREATMENT AND COLLECTIONS

1. CBT shall provide Treatment and Collections service in an attempt to control or collect outstanding balances due for previously billed charges. Treatment and Collections encompasses gathering and tracking account information, contacting delinquent customers by telephone, and mailing account status notices at established intervals. CBT will perform Treatment and Collections for regular established accounts, miscellaneous accounts, and national accounts.

2. As part of Treatment and Collections, CBT will track those CBT customers that have their telephone service disconnected while an outstanding balance is due to Purchaser. If such a customer re-establishes telephone service with CBT, then CBT will transfer the outstanding balance to the customer's account.

3. If treatment and collection efforts prove unsuccessful in collecting the past due account, Purchaser will notify CBT to manually write off the amount due.

E.   MANUAL PROCESSING OF SALES AGENT CREDIT ADJUSTMENT

     If credit or debit adjustments to the billing tape of rated billing records furnished to CBT in connection with billing for a directory are necessary, CBT will manually process such credit or debit adjustments to the invoice. Such credit or debit adjustments may be initiated only by Purchaser or its sales agent. Purchaser will furnish all such adjustments to CBT within the time frames reasonably established by CBT and in the format reasonably specified by CBT.

F.   MANUAL ACCOUNT CHANGES

     If changes to the billing tape of rated billing records furnished to CBT in connection with billing for a directory are necessary, other than credit or debit adjustments initiated by Purchaser or its sales agent, CBT will manually enter such changes to the invoice. Purchaser will furnish all such changes to CBT within the time frames reasonably established by CBT and in the format reasonably specified by CBT.

G.   INCLUSION OF LOGO

     If Purchaser has paid the applicable fees to have a separate page in CBT's bill devoted exclusively to Purchaser, CBT will print Purchaser's (or its sales agent's) logo on such separate page. Any such logo will be reasonably acceptable to CBT as to size and design. To utilize this service, Purchaser must provide CBT with a sample of the logo in the proper design and with the correct layout, size and color that CBT can print without modification (i.e., a "camera ready" sample of the logo).

H.   SERVICE CHANGES OR DEVELOPMENT

1. In order for CBT to provide the bill processing and related billing and collection services as provided under this Agreement, CBT must first perform certain nonrecurring start-up activities. In addition, Purchaser may desire to implement new administrative and operating procedures or changes, including software development. Service Changes or Development service includes charges for activities associated with such start-up costs, change requests and programming needs.

2. All requests for Service Changes or Development service must describe the changes or development and/or the specific business problem to be solved in reasonable detail. For each requested service

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     change or development, CBT shall provide a time and materials ("T&M")
     estimate within 30 business days after CBT has received all information reasonably necessary to calculate such estimate, which estimate will include a fixed price for the project and a firm implementation date. Purchaser shall notify CBT within 10 business days of receipt of the T&M estimate whether the estimate is accepted or rejected. Failure to so notify CBT shall constitute a rejection of the T&M estimate which shall thereafter be void. Charges for projects authorized by Purchaser are billable upon completion and will be separately identified in Purchaser's billing and collection bill. Any changes to the original T&M request made by Purchaser may necessitate revisions to the T&M estimate. Response time for such revisions will be within 30 business days after receipt of Purchaser's changed request.

3. For cancelled projects which have been previously accepted under the guidelines set forth above, Purchaser shall compensate CBT for its reasonable expenses incurred up to the point of cancellation or 50% of the T&C whichever is greater. Cancellation of previously accepted projects must be received in writing by CBT.

4. If, in CBT's reasonable business judgment after prior consultation with Purchaser, any service change or development would affect the prices for any other services described in this Appendix A, CBT may adjust the price for such other service(s) accordingly.

                                                                    Exhibit 10.3
                                   APPENDIX B

                      SERVICE LEVEL AGREEMENTS AND CREDITS

                             Service Level Agreement

Cincinnati Bell Telephone and Purchaser hereby agree as follows:

     1.   Purpose
          -------

             The purpose of this SLA is to establish(1) objective criteria for required levels of service to be provided by CBT to Purchaser under the Billing and Collections Agreement (the "Agreement") to which this SLA is attached as Appendix B, and (2) acknowledged and agreed levels of credits back to Purchaser in the event CBT fails to achieve any of the required levels set forth herein.

     2.   Certain CBT Tasks and Requirements
          ----------------------------------

          .  Task: Reports
             Performance Standard: CBT shall timely generate and deliver to Purchaser all reports required under the Agreement and all report required under the Directory Advertising Position Practices handbook (revised version July 1996) (as reasonably amended from time to time by Purchaser) or as exist as of the beginning of the Agreement.
             Measurement: The difference between the date a report is due and the date the report is delivered.
             Remedy: CBT shall provide any missing report immediately.
             Credit: For each day after the third (3) business day a report is late, Purchaser shall receive a credit of $150/report.

          .  Task: System data input
             Performance Standard: CBT shall fully and accurately input all billing systems data (formats) and other data delivered by Purchaser under the Agreement within 2 days during the normal course of business and within 15 days during the two (2) months that follow the beginning of each book.
             Measurement: The difference between the date the data is delivered to CBT for input and the date the data is actually fully and accurately input..
             Remedy: CBT will, at its sole cost and expense, provide the necessary resources required to fully and accurately input all data immediately.
             Penalty: For each day data input is late, Purchaser shall receive a credit of $18/format.

          .  Task: Customer Service
             Performance Standard: CBT shall provide and adequately staff throughout the term of the Agreement, at its sole expense, a toll-free customer service telephone number for use by Purchaser and Customers during CBT's normal customer service hours (which in no event shall be less than PUCO requirements. This number will be staffed with a sufficient number of personnel trained to answer invoice and status questions. All other inquiries will be directed immediately and courteously to Purchaser at a number designated by Purchaser from time to time.

             Measurement: Number of Customer complaints about CBT's customer service received and logged by Purchaser. Purchaser shall, at a minimum, log BTN, name, time and complaint.
             Remedy: CBT, shall at its sole expense, promptly perform a root cause analysis of the failure and provide Purchaser with a written plan to remedy such failure on a going forward basis.
             Penalty: For each Customer complaint in excess of three (3) distinct complaints (calculated on a calendar monthly basis), Purchase shall receive a credit of $150/complaint; provided however, that the penalty under this Task shall not exceed $60,000 in any calendar month.

     2.   Purchaser Responsibilities
          --------------------------

          During the term of the Agreement, Purchaser shall on a timely basis and at no charge to CBT:

          . Maintain a designated representative who shall be authorized to act as the primary point of contact for CBT with respect to each party's obligations under this Agreement.
          . Cooperate with CBT to the extent reasonably necessary in the performance by CBT of CBT's obligations under the Agreement.

     3.   Credits - Generally
          -------------------

          . CBT acknowledges and agrees that any Credit assessed pursuant to this SLA shall be fully credited against any monies otherwise due to CBT under the next invoice CBT delivers to Purchaser under the Agreement, and if any credits remain at the end of the term of the Agreement, shall be payable to Purchaser by CBT within ten (10) business days.

          . Purchaser acknowledges and agrees that it shall not be entitled to a Credit under this SLA to the extent the failure giving rise to such Credit was directly related to Purchaser's failure to meet its obligations under Section 2 above.

                                   APPENDIX C

                                   RATE TABLE

BILLING AND COLLECTION SERVICES

A.   Bill Rendering                               Charges per account/month
             Regular Established Account          $  1.31
             Miscellaneous Account                $  2.90

B.   Additional Record Processing/Bill Messaging         (See Appendix D).

C.   Customer Messaging                           Available only with separate
                                                  page billing and priced upon
                                                  request.

D.   Treatment and Collections
          Cutouts & Write-offs                           $   .08
          YPPA Accounts                                  $  1.23
          Regular Established Account                    $   .14
          Miscellaneous Account                          $  1.61
          Phone Outs                                     $   .12

E.   Manual Processing of Sales Agent Credit
     Adjustment                                          $ 16.25 per
                                                         transaction/month

F.   Manual Account Changes                              $ 17.76 per
                                                         transaction/month

G.   Inclusion of Logo                                   Available only with
                                                         separate page billing
                                                         and priced upon request

H.   Service Changes or Development                      Priced upon request

                                   APPENDIX D

                              BILL MESSAGING RATES

Setup Fee              Per request      $2,500.00

SETUP FEE INCLUDES THE FOLLOWING:
..  Processing of order
..  Keying of message into test and production systems
..  Testing and production of a bill sample
..  Printing on both Residence and Business (if requested)
..  Printing for all NPA in CBT's operating area
..  Printing for all NXX in CBT's operating area
..  Printing for both casual and pre-subscribed accounts.

Printing Fees
--------------------------------------------------------------------------------
$.023  First 3 lines
--------------------------------------------------------------------------------
$.017  Lines 4-6
--------------------------------------------------------------------------------
$.012  Lines 7-12
--------------------------------------------------------------------------------
i.e., Cost of a 5 line message ($.023 X 3) + (.017 X 2) = $.103 per bill Minimum 3 lines per message. Maximum of 12 lines per message

                                                        Monthly fee
                                        Month fee       per request
                                        per request    after initial
CATEGORY OPTIONS                        First Month       month
--------------------------------------------------------------------------------
Live Business Accounts Only            $        405    $        520
--------------------------------------------------------------------------------
Live Residence Accounts Only           $        405    $        520
--------------------------------------------------------------------------------
Final Accounts Only                    $        520    $        520
--------------------------------------------------------------------------------
Casual Customer Accounts Only          $        405    $        520
--------------------------------------------------------------------------------
Pre-Subscribed Customer Accounts Only  $        405    $        520
--------------------------------------------------------------------------------
Selected NPA                           $        405    $        520
--------------------------------------------------------------------------------
Selected NXX                           $        405    $        520
--------------------------------------------------------------------------------
Selected Billing Periods               $        520    $        520
--------------------------------------------------------------------------------
Calculation of Messaging Rates
Setup Fee + Printing Fees + Monthly Category Options = 1st months rate
Printing Fees + Monthly Category Options = rate after initial month

                                   APPENDIX E

                              SETTLEMENT PROCEDURES

1. The settlement for collected cash or cash equivalents due from CBT to Purchaser during the term of the Agreement shall occur on a daily basis on the day following the day of cash receipt The transfer will be effected using the ACH clearing process, whereby funds will be available to Purchaser one day after receipt by CBT.

2. The amount due CBT from Purchaser for services rendered is due thirty (30) days from the invoice date. If the payment date would cause payment to be on a Saturday, Sunday or CBT or Purchaser bank holiday, payment for the amount due CBT shall be as follows:

     a. If such payment date falls on a Sunday or on a holiday that is observed on a Monday, the payment due date shall be the first non-holiday day following such Sunday or holiday.

     b. If such payment date falls on a Saturday or on a holiday that is observed on Tuesday, Wednesday, Thursday, or Friday, the payment due date shall be the last non-holiday day preceding such Saturday or holiday.

3. Any payment received by CBT after the payment date or any payment received in funds that are not immediately available to CBT on the payment due date shall be subject to a late payment charge. The late payment charge shall be the portion of the amount due CBT received after the payment due date times a late factor. The late factor shall be the lesser of:

     a. The highest interest rate (in decimal value) which may be levied by law for commercial transactions in Ohio, Indiana or Kentucky, as appropriate, compounded daily for the number of calendar days from the payment due date to and including the date that payment is actually made; or

     b. 0.000370 per day, compounded daily for the number of calendar days from the payment due date to and including the date that payment is actually made,not to exceed two (2) calendar years from the payment date. Any late payment charge shall be included with the next Customer payment to CBT.

4. The amount due Purchaser from CBT, for collected cash or cash equivalents during the term of the Agreement shall occur on a daily basis. If payment date would cause payment to be on a Saturday, Sunday or Purchaser or CBT bank holiday, payment for the amount due Purchaser shall be as follows:

     a. If such payment date falls on a Sunday or on a holiday that is observed on a Monday, the payment date shall be the first non-holiday day following such Sunday or holiday.

     b. If such payment date falls on a Saturday or on a holiday that is observed on Tuesday, Wednesday, Thursday, or Friday, the payment due date shall be the last non-holiday day preceding such Saturday or holiday.

5. Any payment received by Purchaser after the payment date or any payment received in funds that are not immediately available to Purchaser on the payment due date shall be subject to a late payment charge. The late payment charge shall be the portion of the amount due Purchaser received after the payment due date times a late factor. The late factor shall be the lesser of:

     a. The highest interest rate (in decimal value) which may be levied by law for commercial transactions in Ohio, Indiana or Kentucky, as appropriate, compounded daily for the number of calendar days from the payment due date to and including the date that payment is actually made; or

     b. 0.000370 per day, compounded daily for the number of calendar days from the payment due date to and including the date that payment is actually made,not to exceed two (2) calendar years from the payment date. Any late payment charge shall be included with the next CBT payment to Customer.